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                                                                 Exhibit 99.j(1)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated December 21, 2009 on the financial statements of the Seligman Global Smaller Companies Fund and the Seligman Global Technology Fund of the Seligman Global Fund Series, Inc. included in the Annual Reports for the period ended October 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 51 to the Registration Statement (Form N-1A, No. 33-44186) of the Seligman Global Fund Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
December 24, 2009